Exhibit 99.2

Item 7.           Management’s Discussion and Analysis of Financial Condition and Results of Operations

Certain statements in this “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and elsewhere in this Annual Report on Form 10-K (including documents incorporated herein by reference) constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, Section 21E of the Securities Exchange Act of 1934 as amended and the Federal Private Securities Litigation Reform Act of 1995.  Forward-looking statements are statements that do not reflect historical facts and instead reflect our management’s intentions, beliefs, expectations, plans or predictions of the future.  Forward-looking statements can often be identified by words such as “believe,” “expect,” “anticipate,” “intend,” “estimate,” “may,” “will,” “should” and “could.” Examples of forward-looking statements include, but are not limited to, statements that describe or contain information related to matters such as management’s intent, belief or expectation with respect to our financial performance, investment strategy or our portfolio, our ability to address debt maturities, our cash flows, our growth prospects, the value of our assets, our joint venture commitments and the amount and timing of anticipated future cash distributions. Forward-looking statements reflect the intent, belief or expectations of our management based on their knowledge and understanding of the business and industry and their assumptions, beliefs and expectations with respect to the market for commercial real estate, the U.S. economy and other future conditions. These statements are not guarantees of future performance, and investors should not place undue reliance on forward-looking statements. Actual results may differ materially from those expressed or forecasted in forward-looking statements due to a variety of risks, uncertainties and other factors, including but not limited to the factors listed and described under Item 1A”Risk Factors” in this Annual Report on Form 10-K for the year ended December 31, 2011, as filed with the Securities and Exchange Commission (the “SEC”) on February 28, 2012 as they may be revised or supplemented by us in subsequent Reports on Form 10-Q and other filings with the SEC.  Among such risks, uncertainties and other factors are market and economic challenges experienced by the U.S. economy or real estate industry as a whole, including dislocations and liquidity disruptions in the credit markets; the inability of tenants to continue paying their rent obligations due to bankruptcy, insolvency or a general downturn in their business; competition for real estate assets and tenants; impairment charges; the availability of cash flow from operating activities for distributions and capital expenditures; our ability to refinance maturing debt or to obtain new financing on attractive terms; future increases in interest rates; actions or failures by our joint venture partners, including development partners; and factors that could affect our ability to qualify as a real estate investment trust. We undertake no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results.

In this report, all references to “we,” “our” and “us” refer collectively to Inland Real Estate Corporation and its consolidated subsidiaries.

Executive Summary

We are a self-managed, publicly traded real estate investment trust (“REIT”) that owns and operates neighborhood, community, power and single tenant retail centers.  We also may construct or develop properties or render services in connection with construction or development. Our investment properties are typically anchored by grocery, drug or discount stores, which provide everyday goods and services to consumers, rather than stores that sell discretionary items.  We seek to acquire properties with high quality tenants and attempt to mitigate our risk of tenant defaults by maintaining a diversified tenant base.  As of December 31, 2011, no single tenant accounted for more than approximately 7.5% of annual base rent in our total portfolio.

We are incorporated under Maryland law and have qualified and elected to be taxed as a REIT under the Internal Revenue Code of 1986, as amended (the “Code”), for federal income tax purposes commencing with the tax year ended December 31, 1995.  Since we qualify for taxation as a REIT, we generally are not subject to federal income tax on taxable income that is distributed to stockholders; however, we are subject to a number of organizational and operational requirements, including a requirement that we distribute at least 90% of our taxable income to our stockholders, subject to certain adjustments.  Moreover, we may be subject to certain state and local taxes on our income, property or net worth and federal income and excise taxes on our undistributed income. If we fail to qualify as a REIT in any taxable year, without the benefit of certain relief provisions of the Code we will be subject to federal and state income taxes on our taxable income at regular corporate tax rates.

We engage in certain activities through our wholly owned taxable REIT subsidiaries (“TRS entities”), Inland Venture Corporation (“IVC”) and Inland Exchange Venture Corporation (“IEVC”).  TRS entities engage in activities that would otherwise produce income that would not be REIT qualifying income, such as managing properties owned through our joint ventures. TRS entities are subject to federal and state income and franchise taxes.

Our largest expenses relate to the operation of our properties as well as the interest expense on our mortgages payable and other debt obligations.  Our property operating expenses include, but are not limited to, real estate taxes, regular maintenance, landscaping, snow removal and periodic renovations to meet tenant needs.  Pursuant to lease agreements, most tenants are required to reimburse us for some or all of their pro rata share of the real estate taxes and operating expenses of the property.

During the recent economic downturn, our financial results were negatively impacted by increased vacancies, increased time to re-lease vacant spaces, reduced recovery income resulting from the decreased occupancy and lower rental rates on newly signed leases.  As the real estate market has begun to improve, we have experienced an increase in recovery income, which we expect to continue as we work to fill remaining vacancies and restore our occupancy to our historical, pre-recession, mid-90 percent levels.  We have also begun to experience an increase in market rental rates.  Releasing vacant space has costs, including leasing commissions and tenant improvement allowances, which have the effect of reducing cash flow at the beginning of a new lease.  Additionally, many leases contain tenant concessions, which delay the recognition of rental income during the abatement period.  During the three and twelve months ended December 31, 2011, we recorded $2,016 and $6,443, respectively of tenant concessions and during the three and twelve months ended December 31, 2010, these amounts were $1,457 and $4,777, respectively.

To measure our operating results against those of other retail real estate owners/operators, we compare occupancy percentages and our rental rates to the average rents charged by our competitors in similar centers.  To measure our operating results against those of other REITs, we compare company-wide growth in net income and FFO, growth in same store net operating income and general and administrative expenses as a percentage of total revenues and total assets.

During the year ended December 31, 2011, our leasing activity remained strong and our leasing spreads were positive on both new and renewed leases in our consolidated portfolio.  During the year ended December 31, 2011, we executed 51 new, 147 renewal and 72 non-comparable leases (expansion square footage or spaces for which no former tenant was in place for one year or more), aggregating approximately 1,491,000 square feet of our consolidated portfolio.  The 51 new leases comprise approximately 365,000 square feet with an average rental rate of $11.41 per square foot, a 9.7% increase over the average expiring rate.  The 147 renewal leases comprise approximately 763,000 square feet with an average rental rate of $13.14 per square foot, a 7.9% increase over the average expiring rate.  The 72 non-comparable leases comprise approximately 363,000 square feet with an average base rent of $10.83 per square foot.  The calculations of former and new average base rents are adjusted for rent abatements.  During the year ended December 31, 2011, the average leasing commission on leases signed was approximately $5 per square foot, the average cost for tenant improvements was approximately $20 per square foot and the average period given for rent concessions was three to five months.

During 2012, 154 leases, comprising approximately 436,000 square feet and accounting for approximately 5.6% of our annualized base rent, will be expiring in our consolidated portfolio.  None of the expiring leases is deemed to be material to our financial results.  The weighted average expiring rate on these leases is $15.00 per square foot.  We will continue to attempt to renew expiring leases and re-lease those spaces that are vacant, or may become vacant, at more favorable rental rates to increase revenue and cash flow.

Occupancy as of December 31, 2011, September 30, 2011 and December 31, 2010 for our consolidated, unconsolidated and total portfolios is summarized below:

Consolidated Occupancy	As of December 31, 2011	As of September 30, 2011	As of December 31, 2010

Leased Occupancy (a)	92.0%	93.4%	92.9%
Financial Occupancy (b)	89.3%	87.5%	88.6%
Same Store Financial Occupancy	89.1%	88.2%	88.8%

Unconsolidated Occupancy (c)	As of December 31, 2011	As of September 30, 2011	As of December 31, 2010

Leased Occupancy (a)	95.7%	95.9%	95.8%
Financial Occupancy (b)	94.4%	93.4%	93.0%
Same Store Financial Occupancy	94.0%	92.5%	93.5%

Total Occupancy	As of December 31, 2011	As of September 30, 2011	As of December 31, 2010

Leased Occupancy (a)	92.7%	93.8%	93.3%
Financial Occupancy (b)	90.3%	88.5%	89.2%
Same Store Financial Occupancy	89.7%	88.7%	89.3%

(a)                                   Leased Occupancy is defined as the percentage of gross leasable area for which there is a signed lease, regardless of whether the tenant is currently obligated to pay rent under their lease agreement.

(b)                                   Financial Occupancy is defined as the percentage of total gross leasable area for which a tenant is obligated to pay rent under the terms of its lease agreement, regardless of the actual use or occupation by that tenant of the area being leased, excluding tenants in their abatement period.

(c)                                   Unconsolidated occupancy is based on our percentage ownership.

The decrease in leased occupancy was primarily due to lease expirations on two big-box spaces that are currently being marketed for sale or lease, as well as the sales of 100-percent-occupied properties in the consolidated and unconsolidated portfolios during the quarter.

We pay affiliates of The Inland Group, Inc. (“TIGI”) for various administrative services.  These services are provided at cost.  TIGI, through its affiliates, owns approximately 12.8% of our outstanding common stock.  For accounting purposes however, we are not directly affiliated with TIGI or its affiliates.  During the years ended December 31, 2011, 2010 and 2009, we paid to TIGI and/or its affiliates $2,670, $1,989, and 1,850, respectively, for these various services.  Reference is made to Note 6, “Transactions with Related Parties” to the accompanying consolidated financial statements for detail of the total amounts paid during the previous three years.  The increase during the year ended December 31, 2011 compared to the years ended December 31, 2010 and 2009 is related to costs incurred to upgrade our current accounting system and for increased broker services.  We expect to incur additional costs during 2012 related to the system upgrade, which is scheduled to be completed during the second quarter of 2012.  The costs for the upgrade have been capitalized and are included in other assets on the accompanying consolidated balance sheets.  The increased broker costs are related to the use of a TIGI affiliate for certain financing transactions that closed during the year ended December 31, 2011.  We expect to continue to use these services during 2012 however, the level of use has not yet been determined.

Strategies and Objectives

Current Strategies

Our primary business objective is to enhance the performance and value of our investment properties through management strategies that address the needs of an evolving retail marketplace.  Our success in operating our centers efficiently and effectively is, we believe, a direct result of our expertise in the acquisition, management, leasing and development/re-development, either directly or through a joint venture, of our properties.

During 2011, our focus was on increasing assets under management through our joint ventures with PGGM and IPCC.  Acquisitions for these joint ventures provide us with immediate and ongoing fee income.  Additionally, we focused on our leasing activity.  We maintained strong leasing activity during the recent economic downturn and we will continue to work to fill existing vacancies.

During 2011, we continued our efforts to control and reduce property operating expenses.  We were able to work with both our existing and new vendors to achieve lower unit prices, due to our market concentration and in certain circumstances, enter into multi-year contracts with these vendors.  These unit price reductions were a factor of the lower property operating expenses incurred during the year ended December 31, 2011, as compared to prior years.  In addition to the price reductions, we experienced a lower volume of maintenance and snow removal costs during 2011.  We expect the price reductions to be in effect during 2012; however, we are not assured that property operating expenses will continue to decrease as we cannot estimate the volume of services that will be required in future years.

Our focus for 2012 will be to continue to grow assets under management through our joint ventures with PGGM and IPCC.  We look to complete the acquisition goals of our joint venture with PGGM by acquiring the remaining $117,000 in new targeted acquisitions.  We also look to formalize a permanent extension of our joint venture agreement with NSYTRS, which is currently extended through June 30, 2012.  Finally, we look to continue to acquire properties through our joint venture with IPCC to provide additional acquisition fee income as well as ongoing management fee income.

Acquisition Strategies

We seek to selectively acquire well-located open air retail centers that meet our investment criteria.  We will, from time to time, acquire properties either without financing contingencies or by assuming existing debt to provide us with a competitive advantage over other potential purchasers requiring financing or financing contingencies.  Additionally, we concentrate our property acquisitions in areas where we have a large market concentration.  In doing this, we believe we are able to attract new retailers to the area and possibly lease several locations to them.  Additionally, we have been successful in leasing additional space to some existing tenants in our current investment properties.

Joint Ventures

We have formed joint ventures to acquire stabilized retail properties as well as properties to be redeveloped and vacant land to be developed.  We structure these ventures to earn fees from the joint ventures for providing property management, asset management, acquisition and leasing services.  We will continue to receive management and leasing fees for those investment properties under management; however, acquisition fees may decrease as we acquire fewer investment properties through these ventures.

Additionally, we have formed a joint venture to acquire properties that are ultimately sold to investors through a private offering of tenant-in-common (“TIC”) interests or interests in Delaware Statutory Trusts (“DST”).  We earn fees from the joint venture for providing property management, acquisition and leasing services.  We will continue to receive management and leasing fees for those properties under management; even after all of the TIC or DST interests have been sold.

Operations

We actively manage costs to minimize operating expenses by centralizing all management, leasing, marketing, financing, accounting and data processing activities to provide operating efficiencies.  We seek to improve rental income and cash flow by aggressively marketing rentable space.  We emphasize regular maintenance and periodic renovation to meet the needs of tenants and to maximize long-term returns.  We maintain a diversified tenant base consisting primarily of retail tenants providing consumer goods and services.  We proactively review our existing portfolio for potential re-development opportunities.

Acquisitions and Dispositions

The table below presents investment property acquisitions during the years ended December 31, 2011 and 2010.  No investment property acquisitions were made during the year ended December 31, 2009.

Date	Property	City	State	GLA Sq.Ft.	Purchase Price	Cap Rate (g)	Financial Occupancy at time of Acquisition

12/15/11	Turfway Commons (a)	Florence	KY	105,471	$12,980	8.37%	95%
12/07/11	Elston Plaza (a)	Chicago	IL	88,218	18,900	6.75%	90%
11/29/11	Brownstones Shopping Center (a)	Brookfield	WI	137,821	24,100	7.00%	96%
11/01/11	Bradley Commons	Bradley	IL	174,782	25,820	7.45%	93%
09/21/11	Champlin Marketplace (a)	Champlin	MN	88,577	13,200	6.40%	89%
06/14/11	Walgreens (b)	Normal	IL	14,490	5,055	7.22%	100%
06/14/11	Walgreens (b)	Spokane	WA	14,490	5,764	7.20%	100%
06/14/11	Walgreens (b)	Villa Rica	GA	13,650	4,583	7.20%	100%
06/14/11	Walgreens (b)	Waynesburg	PA	14,820	5,402	7.20%	100%
06/14/11	Walgreens (b)	Somerset	MA	13,650	6,549	7.10%	100%
06/14/11	Walgreens (b)	Gallup	NM	14,820	4,674	7.19%	100%
06/02/11	Red Top Plaza (a)	Libertyville	IL	151,840	19,762	7.39%	81%
04/13/11	Bank of America (b) (c)	Portland	OR	-	2,420	6.00%	100%
04/13/11	BB&T Bank (b)	Apopka	FL	2,931	1,547	6.90%	100%
04/13/11	AT&T (b)	Crestview	FL	3,476	1,883	7.20%	100%
04/13/11	CVS (b)	San Antonio	TX	13,813	5,422	7.00%	100%
04/13/11	Advance Auto Parts (b)	Lawrenceville	GA	7,064	1,927	7.25%	100%
04/13/11	Mimi’s Café (b)	Brandon	FL	7,045	2,888	7.60%	100%
04/13/11	Ryan’s Restaurant (b)	Columbia	SC	10,162	3,208	7.95%	100%
04/13/11	Applebee’s (b)	Lewisville	TX	5,911	3,181	7.85%	100%
04/13/11	Capital One (b) (d)	Houston	TX	-	1,500	6.00%	100%
04/13/11	Walgreens (b)	St. Louis	MO	14,490	5,405	6.84%	100%
04/13/11	Verizon (b)	Monroe	NC	4,500	2,979	7.25%	100%
04/13/11	Walgreens (b)	Milwaukee	WI	15,120	5,070	7.25%	100%
04/13/11	Dollar General (b)	Fort Worth	TX	9,142	1,419	7.35%	100%
04/13/11	Applebee’s (b)	Eagan	MN	5,285	2,432	7.40%	100%
04/13/11	Taco Bell (b)	Port St. Lucie	FL	2,049	2,623	7.70%	100%
04/13/11	Buffalo Wild Wings (b)	San Antonio	TX	6,974	3,027	7.70%	100%
03/24/11	Mariano’s Fresh Market (b)	Arlington Heights	IL	66,393	20,800	7.41%	100%
01/11/11	Joffco Square (a)	Chicago	IL	95,204	23,800	7.15%	83%
11/22/10	Roundy’s	Menomonee Falls	WI	103,611	20,722	7.68%	100%
11/15/10	CVS (b)	Elk Grove	CA	12,900	7,689	7.60%	100%
10/25/10	Diffley Marketplace (a)	Eagan	MN	62,656	11,861	6.54%	94%
10/07/10	Walgreens (b)	Island Lake	IL	14,820	4,493	7.50%	100%
09/24/10	University of Phoenix (b)	Meridian	ID	36,773	8,825	8.25%	100%
09/07/10	Harbor Square Plaza (b) (e)	Port Charlotte	FL	20,087	11,250	8.10%	100%
08/26/10	Copp’s (b)	Sun Prairie	WI	61,048	11,700	8.35%	100%
07/08/10	Farnam Tech Center (b)	Omaha	NE	118,239	18,000	7.22%	100%
06/23/10	The Point at Clark (f)	Chicago	IL	95,455	28,816	7.74%	100%

				1,627,777	$361,676

(a)                                   These properties were acquired through our joint venture with PGGM

(b)                                   These properties were acquired through our joint venture with IPCC.

(c)                                   The purchase price of this property includes a 4,700 square foot ground lease with Bank of America.  Ground lease square footage is not included in our GLA.

(d)                                   The purchase price of this property includes a 5,300 square foot ground lease with Capital One.  Ground lease square footage is not included in our GLA.

(e)                                   The purchase price of this property includes a 96,253 square foot ground lease with Kohl’s also acquired.  Ground lease square footage is not included in our GLA.

(f)                                    This property was sold to our joint venture with PGGM on August 31, 2010.

(g)                                   The Cap Rate disclosed is as of the time of acquisition and is calculated by dividing the net operating income (“NOI”) by the purchase price.  NOI is defined as net income for the twelve months following the acquisition of the property, calculated in accordance with U.S. GAAP, excluding straight-line rental income, amortization of lease intangibles, interest, depreciation, amortization and bad debt expense, less a vacancy factor to allow for potential tenant move-outs or defaults.

During the year ended December 31, 2010, we were granted possession of a vacant building at our Orland Park Place Outlots investment property.  Previously, we had a ground lease with a restaurant operator.  Upon default by the tenant, we added this building to our portfolio, pursuant to the lease terms, which resulted in income of $890.

The table below presents investment property dispositions, including properties disposed of by our unconsolidated joint ventures, during the years ended December 31, 2011, 2010 and 2009.

Date	Property	City	State	GLA Sq. Ft.	Sale Price	Gain (Loss) on Sale

11/30/11	Bank of America (a) (b)	Portland	OR	-	$53,718	$-
11/30/11	BB&T Bank (a) (b)	Apopka	FL	2,931	-	-
11/30/11	AT&T (a) (b)	Crestview	FL	3,476	-	-
11/30/11	CVS (a) (b)	San Antonio	TX	13,813	-	-
11/30/11	Advance Auto Parts (a) (b)	Lawrenceville	GA	7,064	-	-
11/30/11	Mimi’s Café (a) (b)	Brandon	FL	7,045	-	-
11/30/11	Ryan’s Restaurant (a) (b)	Columbia	SC	10,162	-	-
11/30/11	Applebee’s (a) (b)	Lewisville	TX	5,911	-	-
11/30/11	Capital One (a) (b)	Houston	TX	-	-	-
11/30/11	Walgreens (a) (b)	St. Louis	MO	14,490	-	-
11/30/11	Verizon (a) (b)	Monroe	NC	4,500	-	-
11/30/11	Walgreens (a) (b)	Milwaukee	WI	15,120	-	-
11/30/11	Dollar General (a) (b)	Fort Worth	TX	9,142	-	-
11/30/11	Applebee’s (a) (b)	Eagan	MN	5,285	-	-
11/30/11	Taco Bell (a) (b)	Port St. Lucie	FL	2,049	-	-
11/30/11	Buffalo Wild Wings (a) (b)	San Antonio	TX	6,974	-	-
10/28/11	Orland Park Retail	Orland Park	IL	8,500	975	59
10/07/11	Rose Plaza East and West	Naperville	IL	25,993	5,050	895
08/18/11	Park Center Plaza (partial)	Tinley Park	IL	61,000	3,000	358
07/21/11	Mariano’s Fresh Market (a)	Arlington Heights	IL	66,393	23,430	-
07/21/11	CVS (a) (c)	Elk Grove	CA	12,900	40,313	-
07/21/11	Walgreens (a) (c)	Island Lake	IL	14,820	-	-
07/21/11	Harbor Square Plaza (a) (c)	Port Charlotte	FL	20,087	-	-
07/21/11	Copps’s (a) (c)	Sun Prairie	WI	61,048	-	-
05/25/11	University of Phoenix (a)	Meridian	ID	36,773	10,698	-
02/14/11	Schaumburg Golf Road Retail	Schaumburg	IL	9,988	2,150	197
12/30/10	Bank of America (a) (d)	Moosic	PA	300,000	77,810	-
12/30/10	Bank of America (a) (d)	Las Vegas	NV	85,708	-	-
12/16/10	Farnam Tech Center (a)	Omaha	NB	118,237	21,390	-
12/08/10	Bank of America (a) (e)	Hunt Valley	MD	377,332	97,420	-
12/08/10	Bank of America (a) (e)	Rio Rancho	NM	76,768	-	-
11/29/10	Homewood Plaza	Homewood	IL	19,000	2,500	1,108
09/01/10	Northgate Center	Sheboygan	WI	73,647	8,025	(9)
08/05/10	Springboro Plaza	Springboro	OH	154,034	7,125	230
04/30/10	Park Center Plaza (partial)	Tinley Park	IL	5,089	845	521
07/15/09	University of Phoenix (a)	Merrillville	IN	18,018	6,680	-
04/30/09	Lake Park Plaza (partial)	Michigan City	IN	114,557	1,706	8
04/08/09	Montgomery Plaza	Montgomery	IL	12,903	720	-
02/10/09	Western-Howard Plaza	Chicago	IL	11,974	1,845	117
01/30/09	Wisner-Milwaukee Plaza	Chicago	IL	14,426	4,000	1,883
01/21/09	Fox Run Square (a) (f)	Naperville	IL	143,512	26,710	341

				1,950,669	$396,110	$5,708

(a)                                   This property is included as a disposition because all of the TIC or DST interests have been sold through our joint venture with IPCC.  No gain or loss is reflected in this table because the disposition of these properties is not considered a property sale, but rather a sale of ownership interest in the properties.  The gains from these properties are included in gain from sale of joint venture interests on the accompanying consolidated statements of operations and other comprehensive income.

(b)                                   The interests in these sixteen properties were sold together as a package.  The sale price of $53,718 was for all sixteen properties.

(c)                                   The interests in these four properties were sold together as a package.  The sale price of $40,313 was for all four properties.

(d)                                   The interests in the two Bank of America buildings, Moosic, PA and Las Vegas, NV, were sold together as a package.  The sale price of $77,810 was for both properties.

(e)                                   The interests in the two Bank of America buildings, Hunt Valley, MD and Rio Rancho, NM, were sold together as a package.  The sale price of $97,420 was for both properties.

(f)                                    This property was contributed to our joint venture with IPCC and the gain shown relates to our contribution of the property to the joint venture.  The gain is included in gain on sale of investment property on the accompanying consolidated statements of operations and other comprehensive income.

The table below presents development property dispositions during the years ended December 31, 2010 and 2009.  There were no development property dispositions during the year ended December 31, 2011.

Date	Property	Joint Venture Partner	City	State	Approx. Acres	Sales Price

08/31/10	Savannah Crossing	TMK Development, Inc.	Aurora	IL	2	$2,350
08/13/10	North Aurora Outlots Phase I	North American Real Estate	North Aurora	IL	1	260
09/29/09	Savannah Crossing	TMK Development, Inc	Aurora	IL	2	4,700

					5	$7,310

Critical Accounting Policies

General.  A critical accounting policy is one that, we believe, would materially affect our operating results or financial condition, and requires management to make estimates or judgments in certain circumstances.  We believe that our most critical accounting policies relate to the recognition of rental income and tenant recoveries, allocation and valuation of investment properties, consolidation/equity accounting policies and our investment in securities.  These judgments often result from the need to make estimates about the effect of matters that are inherently uncertain.  U.S. GAAP requires information in financial statements about accounting principles, methods used and disclosures pertaining to significant estimates.  The following disclosure discusses judgments known to management pertaining to trends, events or uncertainties that were taken into consideration upon the application of critical accounting policies and the likelihood that materially different amounts would be reported upon taking into consideration different conditions and assumptions.

Recognition of Rental Income and Tenant Recoveries.  Under U.S. GAAP, we are required to recognize rental income based on the effective monthly rent for each lease.  The effective monthly rent is equal to the average monthly rent during the term of the lease, not the stated rent for any particular month.  The process, known as “straight-lining” rent, generally has the effect of increasing rental revenues during the early phases of a lease and decreasing rental revenues in the latter phases of a lease.  If rental income calculated on a straight-line basis exceeds the cash rent due under the lease, the difference is recorded as an increase to both deferred rent receivable and rental income in the accompanying consolidated financial statements.  If the cash rent due under the lease exceeds rental income calculated on a straight-line basis, the difference is recorded as a decrease to both deferred rent receivable and rental income in the accompanying consolidated financial statements.  We defer recognition of contingent rental income, such as percentage/excess rent, until the specified target that triggers the contingent rental income is achieved.  We periodically review the collectability of outstanding receivables.  Allowances are taken for those balances that we have reason to believe will be uncollectible, including any amounts relating to straight-line rent receivables.  Amounts deemed to be uncollectible are written off.

Tenant recoveries are primarily comprised of real estate tax and common area maintenance reimbursement income.  Real estate tax income is based on an accrual reimbursement calculated by tenant, based on an estimate of current year real estate taxes.  As actual real estate tax bills are received, we reconcile with our tenants and adjust prior year income estimates in the current period.  Common area maintenance income is accrued on actual common area maintenance expenses as incurred.  Annually, we reconcile with the tenants for their share of the expenses per their lease and we adjust prior year income estimates in the current period.

Allocation of Investment Properties.  We allocate the purchase price of each acquired investment property between land, building and improvements, other intangibles (including acquired above market leases, acquired below market leases, customer relationships and acquired in-place leases) and any financing assumed that is determined to be above or below market terms.  Purchase price allocations are based on our estimates.  The value allocated to land as opposed to building affects the amount of depreciation expense we record.  If more value is attributed to land, depreciation expense is lower than if more value is attributed to building and improvements.  In some circumstances we engage independent real estate appraisal firms to provide market information and evaluations that are relevant to our purchase price allocations; however, we are ultimately responsible for the purchase price allocation.  We determine whether any financing assumed is above or below market based upon comparison to similar financing terms for similar investment properties.

We expense acquisition costs for investment property acquisitions, accounted for as business combinations, to record the acquisition at its fair value.

The aggregate value of other intangibles is measured based on the difference between the purchase price and the property valued as-if-vacant.  We utilize information contained in independent appraisals and management’s estimates to determine the respective as-if-vacant property values.  Factors considered by management in our analysis of determining the as-if-vacant property value include an estimate of carrying costs during the expected lease-up periods considering current market conditions, and costs to execute similar leases and the risk adjusted cost of capital.  In estimating carrying costs, management includes real estate taxes, insurance and other operating expenses and estimates of lost rentals at market rates during the expected lease-up periods, up to 24 months.  Management also estimates costs to execute similar leases including leasing commissions, tenant improvements, legal and other related expenses.  We allocate the difference between the purchase price of the property and the as-if-vacant value first to acquired above and below market leases.  We evaluate each acquired lease based upon current market rates at the acquisition date and consider various factors including geographic location, size and location of leased space within the investment property, tenant profile and the credit risk of the tenant in determining whether the acquired lease is above or below market.  After an acquired lease is determined to be above or below market, we allocate a portion of the purchase price to the acquired above or below market lease based upon the present value of the difference between the contractual lease rate and the estimated market rate.  For below market leases with fixed rate renewals, renewal periods are included in the calculation of below market lease values and the amortization period.  The determination of the discount rate used in the present value calculation is based upon a rate for each individual lease and primarily based upon the credit worthiness of each individual tenant.  The values of the acquired above and below market leases are amortized over the life of each respective lease as an adjustment to rental income.

We then allocate the remaining difference to the value of acquired in-place leases and customer relationships based on management’s evaluation of specific leases and our overall relationship with the respective tenants.  The evaluation of acquired in-place leases consists of a variety of components including the costs avoided associated with originating the acquired in-place lease, including but not limited to, leasing commissions, tenant improvement costs and legal costs.  We also consider the value associated with lost revenue related to tenant reimbursable operating costs and rental income estimated to be incurred during the assumed re-leasing period.  The value of the acquired in-place lease is amortized over the life of the related lease for each property as a component of amortization expense. We also consider whether any customer relationship value exists related to the property acquisition.  As of December 31, 2011, we had not allocated any amounts to customer relationships.

The valuation and possible subsequent impairment in the value of our investment properties is a significant estimate that can and does change based on management’s continuous process of analyzing each property.

Impairment of investment properties and unconsolidated joint ventures.  We assess the carrying values of our investment properties, whenever events or changes in circumstances indicate that the carrying amounts of these investment properties may not be fully recoverable. Recoverability of the investment properties is measured by comparison of the carrying amount of the investment property to the estimated future undiscounted cash flows.  In order to review our investment properties for recoverability, we consider current market conditions, as well as our intent with respect to holding or disposing of the asset. Fair value is determined through various valuation techniques; including discounted cash flow models, quoted market values and third party appraisals, where considered necessary. If our analysis indicates that the carrying value of the investment property is not recoverable on an undiscounted cash flow basis, we recognize an impairment charge for the amount by which the carrying value exceeds the current estimated fair value of the real estate property.

We estimate the future undiscounted cash flows based on management’s intent as follows: (i) for real estate properties that we intend to hold long-term, including land held for development, properties currently under development and operating buildings, recoverability is assessed based on the estimated future net rental income from operating the property; (ii) for real estate properties that we intend to sell, including land parcels, properties currently under development and operating buildings, recoverability is assessed based on estimated proceeds from disposition that are estimated based on future net rental income of the property and expected market capitalization rates; and (iii) for costs incurred related to the potential acquisition or development of a real estate property, recoverability is assessed based on the probability that the acquisition or development is likely to occur as of the measurement date.

The use of projected future cash flows is based on management’s assumptions of future operations and is consistent with the strategic plan we use to manage our underlying business. However assumptions about and estimates of future cash flows, discount rates and capitalization rates are complex and subjective. Changes in economic and operating conditions and our ultimate investment intent that occur subsequent to our impairment analyses could impact these assumptions and result in future impairment charges of our real estate properties.

We also review our investments in unconsolidated entities.  When circumstances indicate there may have been a loss in value of an equity method investment, we evaluate the investment for impairment by estimating our ability to recover our investment from future expected cash flows. If we determine the loss in value is other than temporary, we will recognize an impairment charge to reflect the investment at fair value. The use of projected future cash flows and other estimates of fair value, the determination of when a loss is other than temporary and the calculation of the amount of the loss are complex and subjective processes. Use of other estimates and assumptions may result in different conclusions. Changes in economic and operating conditions that occur subsequent to our review could impact these assumptions and result in future impairment charges of our equity investments.

Consolidation/Equity Accounting Policies.  We consolidate the operations of a joint venture if we determine that we are the primary beneficiary of a variable interest entity (“VIE”).  The primary beneficiary is the party that has a controlling financial interest in the VIE, which is defined as having both of the following characteristics: 1) the power to direct the activities that, when taken together, most significantly impact the VIE’s performance, and 2) the obligation to absorb losses and right to receive the returns from the VIE that would be significant to the VIE.  There are significant judgments and estimates involved in determining the primary beneficiary of a VIE or the determination of who has control and influence of the entity.  When we consolidate a VIE, the assets, liabilities and results of operations of the VIE are included in our consolidated financial statements.

In instances where we are not the primary beneficiary of a VIE we use the equity method of accounting.  Under the equity method, the operations of a joint venture are not consolidated with our operations.  Instead our share of operations is reflected as equity in earnings (loss) of unconsolidated joint ventures on our consolidated statements of operations and other comprehensive income.  Additionally, our net investment in the joint venture is reflected as investment in and advances to joint venture as an asset on the consolidated balance sheets.

Investment in Securities.  We classify our investment in securities in one of three categories: trading, available-for-sale, or held-to-maturity. Trading securities are bought and held principally for the purpose of selling them in the near term. Held-to-maturity securities are those securities in which we have the ability and intent to hold the security until maturity.  All securities not included in trading or held-to-maturity are classified as available-for-sale. Investment in securities at December 31, 2011 and 2010 consist of perpetual preferred securities and common securities classified as available-for-sale securities, which are recorded at fair value and preferred securities not classified as available-for-sale securities and therefore, recorded at cost. We determined that these securities should be held at cost because the fair value is not readily determinable and there is no active market for these securities.  Unrealized holding gains and losses on securities are excluded from earnings and reported as a separate component of other comprehensive income until realized. Realized gains and losses from the sale of securities are determined on a specific identification basis.

A decline in the market value of any available-for-sale security below cost that is deemed to be other than temporary, results in a reduction in the carrying amount to fair value. The impairment is charged to earnings and a new cost basis for the security is established.

For an impaired security we consider whether we have the ability and intent to hold the investment for a time sufficient to allow for any anticipated recovery in market value and consider whether the evidence indicating the cost of the investment is recoverable outweighs evidence to the contrary.  Evidence considered in this assessment includes the reasons for the impairment, the severity and duration of the impairment, changes in value subsequent to year end and forecasted performance of the investee.  In addition, under the debt security model, an evaluation as to the underlying credit of the issuer is made.  However, without recovery in the near term such that liquidity returns to the markets and spreads return to levels that reflect underlying credit characteristics, additional other than temporary losses may occur in future periods.

Liquidity and Capital Resources

This section describes our balance sheet and discusses our liquidity and capital commitments.  Our most liquid asset is cash and cash equivalents which consists of cash and short-term investments.  Cash and cash equivalents at December 31, 2011 and 2010 were $7,751 and $13,566, respectively.  The higher cash balance at December 31, 2010 reflects higher prepaid rents and sales activity in our joint venture with IPCC at year-end, the proceeds of which were subsequently used to pay down the balance on our unsecured line of credit facility.  See our discussion of the statements of cash flows for a description of our cash activity during the years ended December 31, 2011, 2010 and 2009.

We consider all demand deposits, money market accounts and investments in certificates of deposit and repurchase agreements purchased with a maturity of three months or less, at the date of purchase, to be cash equivalents.  We maintain our cash and cash equivalents at financial institutions.  The combined account balances at one or more institutions could periodically exceed the Federal Depository Insurance Corporation (“FDIC”) insurance coverage and, as a result, there is a concentration of credit risk related to amounts on deposits in excess of FDIC insurance coverage.  However, we do not believe the risk is significant based on our review of the rating of the institutions where our cash is deposited.  In 2008, FDIC insurance coverage was increased to $250,000 per depositor at each insured bank.  This increase will be in place until December 31, 2013, at which time it is expected to return to $100,000 per depositor, unless coverage is further extended.  All funds in a non-interest-bearing transaction account are insured in full by the FDIC from December 31, 2010, through December 31, 2012.  This temporary unlimited coverage is in addition to, and separate from, the coverage of at least $250,000 available to depositors under the FDIC’s general deposit insurance rules.

Income generated from our investment properties is the primary source from which we generate cash.  Other sources of cash include amounts raised from the sale of securities, including shares of our common stock sold under our DRP and ongoing ATM issuance program, draws on our unsecured line of credit facility, which may be limited due to covenant compliance requirements, proceeds from financings secured by our investment properties, earnings we retain that are not distributed to our stockholders and fee income received from our unconsolidated joint venture properties.  As of December 31, 2011, we were in compliance with all financial covenants applicable to us.  We had up to $70,000 available under our $150,000 line of credit facility and an additional $100,000 available under an accordion feature.  The access to the accordion feature requires approval of the lending group.  If approved, the terms for the funds borrowed under the accordion feature would be current market terms and not the terms of the other borrowings under the line of credit facility.  The lending group is not obligated to approve access to the additional funds.  We use our cash primarily to pay distributions to our stockholders, for operating expenses at our investment properties, for interest expense on our debt obligations, for purchasing additional investment properties, to meet joint venture commitments, to repay draws on the line of credit facility and for retiring mortgages payable.

In November 2009, we entered into a three-year Sales Agency Agreement with BMO Capital Markets Corp. (“BMO”) to offer and sell up to $100 million of our common stock from time to time through BMO, acting as sales agent.  Offers and sales of shares of our common stock may be made in privately negotiated transactions (if we and BMO have so agreed in writing) or by any other method deemed to be an “at the market” offering as defined in Rule 415 under the Securities Act, including sales made directly on the New York Stock Exchange or to or through a market maker.  As of December 31, 2011, we have issued an aggregate of approximately 3,816 shares of our common stock pursuant to the ATM issuance program, since inception.  We received net proceeds of approximately $31,691 from the issuance of these shares, comprised of approximately $32,504 in gross proceeds, offset by approximately $813 in commissions and fees.  We may use the proceeds for general corporate purposes, which may include repayment of mortgage indebtedness secured by our properties, acquiring real property through wholly-owned subsidiaries or through our investment in one or more joint venture entities or repaying amounts outstanding on our unsecured line of credit facility, among other things.  As of December 31, 2011, shares representing approximately $67,496 remain available for sale under this issuance program, which expires in November 2012.

In October 2011, we issued two million shares of 8.125% Series A Cumulative Redeemable Preferred Stock (Series A Preferred Stock) at a public offering price of $25.00 per share, for net proceeds of approximately $48.4 million, after deducting the underwriting discount but before expenses.  The proceeds were initially used to pay down debt to capture interest expense savings.  A portion of the proceeds were then used to acquire Bradley Commons, an investment property acquired in November 2011.  The remaining proceeds are expected to be used to acquire additional investment properties during the first quarter of 2012.

In November 2011, we entered into a new $50,000, seven-year unsecured term loan with Wells Fargo Bank, National Association.  The proceeds from this new term loan, along with cash on hand and a draw on our line of credit facility, were used to repurchase the remaining $80,785 in principal amount outstanding of our convertible notes issued in 2006.

As a means of conserving capital in recent years, we deferred making certain capital expenditures, such as those for roof and parking lot replacements.  Additionally, as a result of the significant leasing activity we experienced during the last half of 2010 and during 2011, we made significant expenditures related to tenant improvements and leasing commissions throughout 2011.  The costs of these capital improvements, tenant improvements and leasing commissions were approximately $15,000 higher than the amount incurred during 2010.  We funded these improvements using cash from operations and draws on our unsecured line of credit facility.  During the three and twelve months ended December 31, 2011, we incurred $6,416 and $30,364, respectively, in costs for tenant improvements, as compared to $5,024 and $16,300, for the three and twelve months ended December 31, 2010, respectively.  Also during the three and twelve months ended December 31, 2011, we incurred $828 and $4,409, respectively, in costs for leasing commissions, as compared to $921 and $3,395, for the three and twelve months ended December 31, 2010, respectively.  We do not expect this trend to carry forward into future years.  Although we expect to fund these types of projects in the future, we expect the amount of spending on these items will return to levels comparable to years prior to 2011.

We invest in marketable securities of other entities, including REITs.  These investments in available-for-sale securities totaled $12,075 at December 31, 2011, consisting of preferred and common stock investments.  At December 31, 2011, we had recorded an accumulated net unrealized gain of $997 on these investment securities.  Realized gains and losses from the sale of available-for-sale securities are specifically identified and determined.  During the years ended December 31, 2011, 2010 and 2009, we realized gains on sale of $1,264, $2,352 and $1,436, respectively.  Additionally, during the year ended December 31, 2009, we realized a non-cash impairment loss of $2,660, related to a decline in value of certain investment securities which were determined to be other than temporary.  No such losses were required or recorded in the accompanying consolidated financial statements for the years ended December 31, 2011 and 2010.

As of December 31, 2011, we owned interests in 146 investment properties, including 38 properties owned through our unconsolidated joint ventures, but not including our development joint venture properties.  In the aggregate, our investment properties are currently generating sufficient cash flow to pay our operating expenses, monthly debt service requirements and current distributions.  Monthly debt service requirements are primarily interest although certain of our secured mortgages require monthly principal amortization.

Reference is made to Note 12, “Secured and Unsecured Debt” to the accompanying consolidated financial statements for a discussion of our total debt outstanding as of December 31, 2011, which is incorporated into this Item 7. “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

During the six months ended June 30, 2012, we sold two investment properties and reclassified one investment property as held for sale that were not classified as held for sale at December 31, 2011. The results of operations from these properties have been reclassified as income from discontinued operations. The reclassification had no material impact on our liquidity and cash flow.

Statements of Cash Flows

The following table summarizes our consolidated statements of cash flows for the years ended December 31, 2011, 2010 and 2009:

	2011	2010	2009

Net cash provided by operating activities	$63,274	59,523	71,051

Net cash provided by (used in) investing activities	$(101,851)	(28,735)	6,092

Net cash provided by (used in) financing activities	$32,762	(23,941)	(75,604)

2011 Compared to 2010

Net cash provided by operating activities was $63,274 for the year ended December 31, 2011, as compared to $59,523 for the year ended December 31, 2010.  The increase in cash provided by operating activities is due primarily to a reduction in accounts receivable, as well as property operations.  See our discussion of results of operations for an explanation related to property operations.

Net cash used in investing activities was $101,851 for the year ended December 31, 2011, as compared to $28,735 for the year ended December 31, 2010.  The primary reason for the increase in cash used in investing activities was the use of $125,604 to purchase investment properties and $40,775 in additions to investment properties during the year ended December 31, 2011, as compared to the use of $102,478 to purchase investment properties and $23,470 in additions to investment properties during the year ended December 31, 2010.  Additionally, we received proceeds of $10,796 from the sale of investment properties and $499 from the change in control of investment properties during the year ended December 31, 2011, as compared to receiving proceeds of $46,868 from the sale of investment properties and $11,886 from the change in control of investment properties during the year ended December 31, 2010.  Partially offsetting the increase in cash used in investing activities was the receipt of $62,929 from the sale of property ownership interests in connection with our joint venture with IPCC during the year ended December 31, 2011, as compared to the receipt of $35,461 from the sale of property ownership interests during the year ended December 31, 2010.

Net cash provided by financing activities was $32,762 for the year ended December 31, 2011, as compared to cash used in financing activities of $23,941 during the year ended December 31, 2010.  The primary reason for the increase in cash provided by financing activities was the receipt of $85,000 in proceeds from our unsecured credit facilities during the year ended December 31, 2011, as compared to $10,000 during the year ended December 31, 2010.  Additionally, the issuance of shares, net of offering costs of $55,415 during the year ended December 31, 2011, as compared to $23,899 during the year ended December 31, 2010.  Further, during the year ended December 31, 2011, we received $26,881 in net loan proceeds as compared to $7,683 during the year ended December 31, 2010.  Partially offsetting the increase in cash provided by financing activities was the use of $82,648 to repurchase certain convertible notes during the year ended December 31, 2011, as compared to $15,483 during the year ended December 31, 2010.

2010 Compared to 2009

Net cash provided by operating activities was $59,523 for the year ended December 31, 2010, as compared to $71,051 for the year ended December 31, 2009.  The decrease in cash provided by operating activities is due primarily to decreased cash from property operations.  See our discussion of results of operations for an explanation of the decreases related to property operations.  Additionally, the decrease is due to the contribution of properties to our joint venture with PGGM and properties sold during the year ended December 31, 2010.

Net cash used in investing activities was $28,735 for the year ended December 31, 2010, as compared to net cash provided by investing activities of $6,092 for the year ended December 31, 2009.  The primary reason for the increase in cash used in investing activities was the use of $102,478 to purchase investment properties and $23,470 in additions to investment properties during the year ended December 31, 2010, as compared to no investment property acquisitions and $16,785 in additions to investment properties during the year ended December 31, 2009.  Partially offsetting this increase in cash used in investing activities is proceeds of $46,868 from the sale of investment properties during the year ended December 31, 2010, compared to proceeds of $7,712 during the year ended December 31, 2009.  Additionally, we received proceeds of $11,886 from the change in control transaction related to Algonquin Commons and invested $23,620 less in unconsolidated joint ventures during the year ended December 31, 2010, as compared to the year ended December 31, 2009.

Net cash used in financing activities was $23,941 for the year ended December 31, 2010, as compared to $75,604 for the year ended December 31, 2009.  The primary reason for the decrease in cash used in financing activities was the receipt of $7,683 in net loan proceeds and $10,000 in proceeds from the term loan during the year ended December 31, 2010, as compared to using net cash of $90,589 to repay certain mortgages and $7,000 to repay draws on our unsecured credit facility during the year ended December 31, 2009.  Additionally, we used $15,483 to repurchase certain of our convertible notes during the year ended December 31, 2010, as compared to $31,040 during the year ended December 31, 2009.  Further, during the year ended December 31, 2010, we paid $48,885 in distributions, partially offset by proceeds from the DRP of $2,607, as compared to distribution payments of $55,288 during the year ended December 31, 2009, partially offset by proceeds from the DRP of $6,328.  The decrease in distributions paid and DRP proceeds is a result of a decrease in the per share amount paid in distributions and fewer participants in our DRP program.  Partially offsetting this decrease in cash used in financing activities was the issuance of shares, net of offering costs of $23,899 during the year ended December 31, 2010, as compared to $106,733 during the year ended December 31, 2009.

Contractual Obligations

The table below presents our obligations and commitments to make future payments under debt obligations and lease agreements as of the year ended December 31, 2011:

Contractual Obligations	Payments due by period

	Total	Less than 1 year	1-3 years	3-5 years	More than 5 years

Long-Term Debt	$391,202	69,635	180,058	47,406	94,103
Line of Credit Facility	80,000	-	80,000	-	-
Convertible Notes (a)	29,215	-	29,215	-	-
Term Loan	200,000	-	150,000	-	50,000
Office Lease	1,537	419	1,118	-	-
Interest Expense (b)(c)	124,162	29,708	57,780	19,834	16,840

(a)           Our convertible notes issued during 2010 mature in 2029.  They are included in 2014 because that is the earliest date these notes can be redeemed or the note holder can require us to repurchase their note.

(b)           Interest expense on the convertible notes was calculated through the first date at which we are able to call the note

(c)           Interest expense on the line of credit facility was calculated with the outstanding balance as of December 31, 2011.

Results of Operations

This section describes and compares our results of operations for the three years ended December 31, 2011, 2010 and 2009.  At December 31, 2011, we had ownership interests in 29 single-user retail properties, 61 Neighborhood Centers, 23 Community Centers, 32 Power Centers and 1 Lifestyle Center.  We generate almost all of our net operating income from property operations.  In order to evaluate our overall portfolio, management analyzes the net operating income of properties that we have owned and operated for the same twelve month periods during each year, referred to herein as “same store” properties.  Property net operating income is a non-GAAP measure that allows management to monitor the operations of our existing properties for comparable periods to measure the performance of our current portfolio and determine the effects of our new acquisitions on net income.  Net operating income is also meaningful as an indicator of the effectiveness of our management of properties because net operating income excludes certain items that are not reflective of management, such as depreciation and interest expense.

A total of 101 of our investment properties were “same store” properties during the periods presented.  These properties comprise approximately 8.6 million square feet.  In the table below, “other investment properties” includes activity from properties acquired during the years ended December 31, 2011, 2010 and 2009, two properties in which we took over ownership control from our joint venture partner, properties contributed to our joint ventures and activity from properties owned through our joint venture with IPCC while they were consolidated.  Operations from properties acquired through this joint venture are recorded as consolidated income until those properties become unconsolidated with the first sale of ownership interests to investors.  Once the operations are unconsolidated, the income is included in equity in earnings (loss) of unconsolidated joint ventures in the accompanying consolidated statements of operations and other comprehensive income.  The “same store” investment properties represent 88% of the square footage of our consolidated portfolio at December 31, 2011.  The following table presents the net operating income, broken out between “same store” and “other investment properties,” prior to straight-line rental income, amortization of lease intangibles, interest, depreciation, amortization and bad debt expense for the years ended December 31, 2011, 2010 and 2009 along with reconciliation to net income (loss) attributable to common stockholders, calculated in accordance with U.S. GAAP.

	Year ended December 31, 2011	Year ended December 31, 2010	Year ended December 31, 2009
Rental income and tenant recoveries:
"Same store" investment properties, 101 properties
Rental income	$97,178	96,050	101,051
Tenant recovery income	33,129	35,143	35,543
Other property income	1,762	1,779	4,303
"Other investment properties"
Rental income	18,980	18,101	15,009
Tenant recovery income	6,196	7,455	5,972
Other property income	186	241	136
Total rental and additional rental income	$157,431	158,769	162,014

Property operating expenses:
"Same store" investment properties, 101 properties
Property operating expenses	$19,441	20,803	20,104
Real estate tax expense	22,902	25,923	26,294
"Other investment properties"
Property operating expenses	4,149	3,769	3,035
Real estate tax expense	5,272	6,390	3,866
Total property operating expenses	$51,764	56,885	53,299

Property net operating income
"Same store" investment properties	$89,726	86,246	94,499
"Other investment properties"	15,941	15,638	14,216
Total property net operating income	$105,667	101,884	108,715

Other income:
Straight-line rents	1,631	1,522	(761)
Amortization of lease intangibles	356	(96)	54
Other income	2,438	4,563	2,813
Fee income from unconsolidated joint ventures	6,027	3,578	3,330
Gain on sale of investment properties	-	-	341
Gain (loss) from change in control of investment property	(1,400)	5,018	-
Gain on sale of joint venture interest	1,366	4,555	2,766
Gain on extinguishment of debt	-	1,481	8,977

Other expenses:
Income tax benefit (expense) of taxable REIT subsidiaries	632	(719)	513
Bad debt expense	(4,012)	(6,287)	(5,511)
Depreciation and amortization	(49,875)	(43,765)	(44,649)
General and administrative expenses	(14,655)	(13,735)	(12,639)
Interest expense	(41,580)	(36,052)	(33,888)
Impairment of investment securities	-	-	(2,660)
Provision for asset impairment	(5,223)	(18,190)	(4,696)
Equity in loss of unconsolidated ventures	(8,124)	(4,365)	(16,494)

Income (loss) from continuing operations	(6,752)	(608)	6,211
Income (loss) from discontinued operations	(302)	2,132	3,415
Net income (loss)	(7,054)	1,524	9,626

Less: Net income attributable to the noncontrolling interest	(130)	(306)	(417)
Net income (loss) attributable to Inland Real Estate Corporation	(7,184)	1,218	9,209

Dividends on preferred shares	(948)	-	-

Net income (loss) attributable to common stockholders	$(8,132)	1,218	9,209

On a “same store” basis (comparing the results of operations of the investment properties owned during the year ended December 31, 2011, with the results of the same investment properties owned during the year ended December 31, 2010), property net operating income increased $3,480 with total rental and additional rental income decreasing by $903 and total property operating expenses decreasing $4,383.  In comparing the results of operations from the “same store” properties during the years ended December 31, 2010 and 2009, property net operating income decreased $8,253 with total rental and additional rental income decreasing $7,925 and total property operating expenses increasing $328.

Net income (loss) attributable to common stockholders decreased $9,350 when comparing the year ended December 31, 2011 to the year ended December 31, 2010 and decreased $7,991 when comparing the year ended December 31, 2010 to the year ended December 31, 2009.

Rental income increased $1,128 on a “same store” basis, for the year ended December 31, 2011, as compared to the year ended December 31, 2010, primarily due to the effect of income from new leases previously signed and the end of any associated rent abatement periods.  Total rental income increased $2,007 for the year ended December 31, 2011, as compared to the year ended December 31, 2010, reflecting an increase in rental income from our “other investment properties” during the year.  The increase is a result of investment properties acquired during the years ended December 31, 2011 and 2010, including the change in control transactions related to Algonquin Commons and Orchard Crossing, and properties owned through our joint venture with IPCC, while they are consolidated.

Rental income decreased $5,001, on a “same store” basis, for the year ended December 31, 2010, as compared to the year ended December 31, 2009 primarily due to early termination of certain leases, tenant defaults and bankruptcies, expiring leases that were not renewed and rent relief granted in 2009, the full impact of which occurred in 2010.  Total rental income decreased $1,909 reflecting a decrease in rental income from our “other investment properties.”  This increase is a result of investment properties acquired during the year ended December 31, 2010 and on properties owned through our joint venture with IPCC, while they were consolidated.

Tenant recovery income decreased $2,014 on a “same store” basis, for the year ended December 31, 2011, as compared to the year ended December 31, 2010, primarily due to decreased property operating and real estate tax expenses.

Tenant recovery income decreased $400 on a “same store” basis, for the year ended December 31, 2010, as compared to the year ended December 31, 2009, primarily due to the same factors causing the decrease in rental income.  Total tenant recovery income increased $1,083, for the year ended December 31, 2010, as compared to the year ended December 31, 2009, reflecting an increase in tenant recovery income on our “other investment properties.”

Other property income decreased $17 on a “same store” basis for the year ended December 31, 2011, as compared to the year ended December 31, 2010 and decreased $2,524 for the year ended December 31, 2010, as compared to the year ended December 31, 2009.  This change from year to year is due in most part to the level of lease termination fees recorded in each year.

Property operating expenses decreased $1,362 on a “same store” basis and $982 in total, for the year ended December 31, 2011, as compared to the year ended December 31, 2010, respectively, primarily due to decreased snow removal costs and our ongoing cost reduction efforts during the year ended December 31, 2011.

Property operating expenses increased $699 on a “same store” basis, for the year ended December 31, 2010, as compared to the year ended December 31, 2009, due primarily to increased snow removal costs and routine maintenance.  Total property operating expenses increased $1,433, reflecting an increase in common area maintenance expenses incurred on our “other investment properties.”  This increase is a result of investment properties acquired during the year ended December 31, 2010 and on properties owned through our joint venture with IPCC, while they were consolidated.

Real estate tax expense decreased $3,021 on a “same store” basis and $4,139 in total, for the year ended December 31, 2011, as compared to the year ended December 31, 2010.  The decrease in real estate tax expense during each period can be attributed to changes in assessed values of our investment properties by the various taxing authorities.

Real estate tax expense decreased $371 on a “same store” basis and increased $2,153 in total, for the year ended December 31, 2010, as compared to the year ended December 31, 2009, respectively.  The change in real estate tax expense is a result of the assessed values of our investment properties by the various taxing authorities.

Other income decreased $2,125 for the year ended December 31, 2011, as compared to the year ended December 31, 2010, primarily due to decreased gains on the sale of investment securities.  Additionally, during the year ended December 31, 2010, we were granted possession of a vacant building at our Orland Park Place Outlots investment property.  Previously, we had a ground lease with a restaurant operator.  Upon default by the tenant, we added this building to our portfolio, according to the lease terms, resulting in income of $890.

Other income increased $1,750 for the year ended December 31, 2010, as compared to the year ended December 31, 2009, primarily due to gains on sale of certain investment securities and the $890 of income from the vacant building assumption at Orland Park Place Outlots.  The increases were offset by a decrease in dividend income received on our investment in securities portfolio.

Fee income from unconsolidated joint ventures increased $2,449 for the year ended December 31, 2011, as compared to the year ended December 31, 2010.  This increase is mostly due to an increase in acquisition fees earned on sales of interests by our IPCC joint venture and increased management fees related to an increased number of properties under management through our unconsolidated joint ventures and the properties that have been fully sold through our IPCC joint venture.

Fee income from unconsolidated joint ventures increased $248 for the year ended December 31, 2010, as compared to the year ended December 31, 2009, due to fees earned through our joint venture with PGGM.  Partially offsetting this increase was a decrease in management fees earned from our joint venture with NYSTRS.  This decrease in management fee income is due to the change in control of Algonquin Commons which occurred on July 1, 2010.  Because Algonquin Commons is now a consolidated property, we no longer earn fees from the joint venture for managing it.

During the year ended December 31, 2011, we recorded a loss from change in control of investment properties of $1,400 related to Orchard Crossing, a property previously owned through our joint venture with Pine Tree Institutional Realty, LLC (“Pine Tree”).  During the year ended December 31, 2010, we recorded a gain from change in control of investment properties of $5,018 related to Algonquin Commons, a property previously owned through our joint venture with New York State Teachers’ Retirement System.  Prior to the change in control transactions, each property was unconsolidated and was accounted for under the equity method of accounting.

Gain on sale of joint venture interest decreased $3,189 for the year ended December 31, 2011, as compared to the year ended December 31, 2010.  This is due to decreased gains on sale in connection with the length of time the properties sold during the year ended December 31, 2010 were held in our joint venture with IPCC.

Gain on sale of joint venture interest increased $1,789 for the year ended December 31, 2010, as compared to the year ended December 31, 2009 due to increased gains on sale in connection with sales of interest in properties through our joint venture with IPCC.

Gain on extinguishment of debt decreased $7,496 for the year ended December 31, 2010, as compared to the year ended December 31, 2009.  This decrease is due to lower gains recorded for the purchase of certain of our convertible notes at a discount to the contract amount and discounts received for the early payoff of certain of our mortgages payable during the year ended December 31, 2009.  No such gains were recorded during the year ended December 31, 2011.

Bad debt expense decreased $2,275 for the year ended December 31, 2011, as compared to the year ended December 31, 2010.  The decrease in bad debt expense is due to fewer tenant bankruptcies and tenant failures.

Bad debt expense increased $776 for the year ended December 31, 2010, as compared to the year ended December 31, 2009.  The increase in bad debt expense is due to increased tenant bankruptcies and the economic challenges facing our tenants.

Depreciation and amortization increased $6,110 for the year ended December 31, 2011, as compared to the year ended December 31, 2010, due to depreciation recorded on Algonquin Commons and Orchard Crossing after the change in control transactions, additional properties owned through our joint venture with IPCC, while they were consolidated, depreciation on new tenant improvement assets for work related to new leases and the write off of tenant improvement assets, as a result of early lease terminations.

Depreciation and amortization decreased $884 for the year ended December 31, 2010, as compared to the year ended December 31, 2009, due in most part to the write off of tenant improvement assets, as a result of early lease terminations, tenant failures and increased vacancies during the year ended December 31, 2009.  The decrease in depreciation and amortization is partially offset by depreciation recorded on Algonquin Commons after the change in control transaction.

General and administrative expenses increased $920 for the year ended December 31, 2011, as compared to the year ended December 31, 2010.  The increase is due primarily to an increase in payroll and related items as a result of additional staff.

General and administrative costs increased $1,096 for the year ended December 31, 2010, as compared to the year ended December 31, 2009.  This increase is due to increased payroll and related items as a result of additional staff, increased acquisition costs related to properties acquired during 2010 as well as costs incurred for properties we did not acquire and increased professional fees.

Interest expense increased $5,528 for the year ended December 31, 2011, as compared to the year ended December 31, 2010.  The increase in interest expense is primarily due to an increase in interest expense of $5,651 on our mortgages payable, which includes Algonquin Commons for the year ended December 31, 2011, as compared to only six months of expense during the year ended December 31, 2010 and additional interest on mortgages payable of the properties owned through our joint venture with IPCC, while they were consolidated.  Additionally, the amortization of loan costs increased related to the fees in connection with the refinance of the unsecured credit facilities in June 2010, as well as the fees for the amendments completed during the year ended December 31, 2011.  Partially offsetting this increase in interest expense is a decrease in interest on our convertible notes as a result of the repurchases during 2011 and 2010 and decreased interest expense on our unsecured line of credit due to lower interest rates charged on the outstanding balance.

Interest expense increased $2,164 for the year ended December 31, 2010, as compared to the year ended December 31, 2009.  This increase is due primarily to increased interest rates charged on our unsecured credit facilities as a result of refinancing them earlier in 2010.  Interest on our unsecured facilities increased approximately $3,474.  This increase is partially offset by a decrease in interest on our mortgages payable, due to lower balances maintained during the year.  Our mortgage payable balance as of December 31, 2010 was higher than the balance as of December 31, 2009, due to mortgage loans closed during the fourth quarter of 2010.

During the year ended December 31, 2011, we recorded a provision for asset impairment of $2,841 related to two consolidated properties that we anticipate selling at prices below their current carrying amount, which is included in income (loss) from discontinued operations.  Additionally, we recorded an impairment in the amount of $5,223 to record our investment in three development joint ventures at fair value.

During the year ended December 31, 2010, we recorded a provision for asset impairment of $18,190, related to five development joint venture projects, to reflect the investments at fair value.

During the year ended December 31, 2009, we recorded a provision for asset impairment of $4,696.  Of this amount, $2,872 related to basis differences recorded for interest costs incurred for certain development projects and $1,824 related to one consolidated investment property and a portion of another.  Both properties were sold at prices below our current carrying value and required adjustments.  Reference is made to our discussion under the caption “Critical Account Policies” in this Management’s Discussion and Analysis of Financial Condition and Results of Operations for a discussion of our impairment policies.

Equity in earnings (loss) of unconsolidated joint ventures decreased $3,759 for year ended December 31, 2011, as compared to the year ended December 31, 2010, respectively.  The increase in losses for the year ended December 31, 2011 as compared to the year ended December 31, 2010 was due to impairment losses recorded related to development joint venture properties.  The total impairment loss recorded during the year ended December 31, 2011 was $17,387 at the joint venture level.  Our pro rata share of this loss, equal to $7,824, is included in this line item on the accompanying consolidated statements of operations and other comprehensive income.  During the year ended December 31, 2010, the total impairment loss recorded was $5,550 at the joint venture level.  Our pro rata share of this loss, equal to $2,498, is included in this line item on the accompanying consolidated statements of operations and other comprehensive income.

Equity in loss of unconsolidated joint ventures increased $12,129 for the year ended December 31, 2010, as compared to the year ended December 31, 2009, primarily due to impairment charges recorded during the year ended December 31, 2009 related to our development joint venture properties.  The total impairment loss recorded during the year ended December 31, 2009 was $31,919 at the joint venture level.  Our pro rata share of this loss, equal to $14,753, is included in this item on the accompanying consolidated statements of operations and other comprehensive income.

Significant Tenants (a) (b)

The following table presents the significant retail tenants in our total portfolio, based on percentage of annual base rent, along with their respective percentage of total square footage, annual base rent, and approximate receivable balance as of December 31, 2011:

Tenant Name	Annual Base Rent (c)	Percentage of Annual Base Rent	Percentage of Total Square Footage	Receivable Balance at December 31, 2011

Supervalu, Inc. (d)	$12,534	7.46%	8.34%	(4)
Roundy’s (e)	7,065	4.21%	4.23%	21
Dominick's Finer Foods	6,345	3.78%	3.71%	63
TJX Companies, Inc. (f)	5,227	3.11%	3.61%	(27)
Carmax	4,021	2.39%	1.32%	335
Best Buy	3,995	2.38%	1.61%	46
PetSmart	3,141	1.87%	1.71%	235
Walgreen’s	3,088	1.84%	1.01%	79
Kroger (g)	2,990	1.78%	2.21%	119
Bed Bath & Beyond (h)	2,621	1.56%	1.95%	(34)
Michael’s	2,601	1.55%	1.44%	62
Retail Ventures, Inc. (DSW Warehouse)	2,361	1.41%	0.84%	(41)
Dick's Sporting Goods	2,065	1.23%	1.51%	3
The Gap (i)	1,893	1.13%	1.05%	18
The Sports Authority	1,851	1.10%	0.95%	30
OfficeMax	1,737	1.03%	1.02%	119
Party City	1,717	1.02%	0.83%	(26)
Dollar Tree (j)	1,692	1.01%	1.23%	33

Total	$66,944	39.86%	38.57%	1,031

(a)           Significant tenants are tenant that represent 1% or more of our annualized base rent.

(b)           The table above includes properties owned through our unconsolidated joint ventures.

(c)           Annualized rent shown includes joint venture partner’s pro rata share.

(d)           Includes Jewel (11) and Cub Foods (8)

(e)           Includes Roundy’s (5), Pick ‘N Save (2), Super Pick ‘N Save (1) and Metro Market (1)

(f)            Includes TJ Maxx (6), Marshall’s (9), and Home Goods Stores (1)

(g)           Includes Kroger (1) and Food 4 Less (4)

(h)          Includes Bed Bath & Beyond (5) and Buy Buy Baby (3)

(i)             Includes Old Navy (8), The Gap (1) and The Gap Factory Store (1)

(j)             Includes Dollar Tree (16) and Deal$ (1)

Captive Insurance

We are a member of a limited liability company formed as an insurance association captive (the “Captive”), which is owned in equal proportions with three other REITs sponsored by an affiliate of The Inland Group, Inc. (“TIGI), Inland American Real Estate Trust, Inc., Inland Western Retail Real Estate Trust, Inc., Inland Diversified Real Estate Trust, Inc. and us.  The Captive is serviced by Inland Risk and Insurance Management, Inc., also an affiliate of TIGI.  This entity is considered a variable interest entity (“VIE”) and we are not considered the primary beneficiary.  This investment is accounted for using the equity method of accounting.

Joint Ventures

Consolidated joint ventures are those in which we have a controlling financial interest in the joint venture or are the primary beneficiary of a variable interest entity.  The primary beneficiary is the party that has a controlling financial interest in the VIE, which is defined as having both of the following characteristics: 1) the power to direct the activities that, when taken together, most significantly impact the VIE’s performance, and 2) the obligation to absorb losses and right to receive the returns from the VIE that would be significant to the VIE.  The third parties’ interests in these consolidated entities are reflected as noncontrolling interest in the accompanying consolidated financial statements.  All inter-company balances and transactions have been eliminated in consolidation.

Off Balance Sheet Arrangements

Unconsolidated Real Estate Joint Ventures

Reference is made to Note 3, “Unconsolidated Joint Ventures” to the accompanying consolidated financial statements for a discussion of our unconsolidated joint ventures as of December 31, 2011, which is incorporated into this Item 7. “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

Development Joint Ventures

Our development joint ventures with four independent partners were designed to take advantage of what we believe are the unique strengths of each development team, while potentially diversifying our risk.  Our development partners identified opportunities, assembled and completed the entitlement process for the land, and gauged national “big box” retailer interest in the location before bringing the project to us for consideration.  We contributed financing, leasing, and property management expertise to enhance the productivity of the new developments and are typically entitled to earn a preferred return on our portion of invested capital.

Within the prevailing economic environment, a number of retailers have delayed new store openings until market conditions substantially improve.  In light of this marketplace reality, we have extended delivery dates for these projects and we will not have the ability to estimate the project completion dates until activity resumes.  As a result of the project delays, we have been required to record significant impairment losses related to these projects during the years ended December 31, 2011, 2010 and 2009.  In conjunction with these impairment losses, we were required to write down our investment in certain projects to zero as we determined that it was not likely we would recover our invested capital from future cash flows of each project.  To provide clarity as to the current status of our development projects, we have divided them into two categories; active projects and land held for future development.

The projects considered active projects are Savannah Crossing in Aurora, Illinois, North Aurora Phase I in North Aurora, Illinois, and Southshore Shopping Center in Boise, Idaho.  Construction is essentially complete at Savannah Crossing and Southshore Shopping Center is a redevelopment of an existing building.

The remaining development properties are categorized as land held for future development.  These include North Aurora Phases II and III in North Aurora, Illinois, Shops at Lakemoor in Lakemoor, Illinois, and Lantern Commons in Westfield, Indiana.

We will deploy capital for construction or improvements to development properties only when we have signed commitments from retailers and cannot be sure of their exact nature or amounts until that time.

Fair Value Disclosures

Reference is made to Note 4, “Fair Value Disclosures” to the accompanying consolidated financial statements for a discussion of our fair value disclosures as of December 31, 2011, which is incorporated into this Item 7. “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

Non-GAAP Financial Measures

We consider FFO a widely accepted and appropriate measure of performance for a REIT.  FFO provides a supplemental measure to compare our performance and operations to other REITs.  Due to certain unique operating characteristics of real estate companies, NAREIT has promulgated a standard known as FFO, which it believes more accurately reflects the operating performance of a REIT such as ours.  As defined by NAREIT, FFO means net income computed in accordance with U.S. GAAP, excluding gains (or losses) from sales of operating property, plus depreciation and amortization and after adjustments for unconsolidated entities in which the REIT holds an interest, which NAREIT has further elaborated to exclude impairment write-downs of depreciable real estate or of investments in unconsolidated entities that are driven by measurable decreases in the fair value of depreciable real estate..  We have adopted the NAREIT definition for computing FFO.  Management uses the calculation of FFO for several reasons.  We use FFO to compare our performance to that of other REITs in our peer group.  Additionally, FFO is used in certain employment agreements to determine incentives payable by us to certain executives, based on our performance.  The calculation of FFO may vary from entity to entity since capitalization and expense policies tend to vary from entity to entity.  Items that are capitalized do not impact FFO whereas items that are expensed reduce FFO.  Consequently, our presentation of FFO may not be comparable to other similarly titled measures presented by other REITs.  FFO does not represent cash flows from operations as defined by U.S. GAAP, it is not indicative of cash available to fund all cash flow needs and liquidity, including our ability to pay distributions and should not be considered as an alternative to net income, as determined in accordance with U.S. GAAP, for purposes of evaluating our operating performance.  The following table reflects our FFO for the periods presented, reconciled to net income (loss) attributable to common stockholders for these periods:

	For the year ended December 31, 2011	For the year ended December 31, 2010	For the year ended December 31, 2009

Net income (loss) attributable to common stockholders	$(8,132)	1,218	9,209
Gain on sale of investment properties	(1,510)	(1,490)	(2,350)
Gain (loss) from change in control of investment properties	1,400	(5,018)	-
Impairment of depreciable operating property	2,841	-	1,824
Equity in depreciation and amortization of unconsolidated joint ventures	14,653	13,642	16,210
Amortization on in-place lease intangibles	6,540	4,478	2,798
Amortization on leasing commissions	1,423	1,120	1,306
Depreciation, net of noncontrolling interest	42,415	39,123	41,996

Funds From Operations attributable to common stockholders	$59,630	53,073	70,993

Net income (loss) attributable to common stockholders per weighted average common share - basic and diluted	$(0.09)	0.01	0.12

Funds From Operations attributable to common stockholders, per weighted average commons share - basic and diluted	$0.67	0.62	0.90

Weighted average number of common shares outstanding, basic	88,530	85,951	78,441

Weighted average number of common shares outstanding, diluted	88,633	86,036	78,504

Distributions declared, common	$50,589	49,008	53,875
Distributions per common share	$0.57	0.57	0.69

Items impacting FFO:

Gain on extinguishment of debt	-	(1,481)	(8,977)
Provision for asset impairment	5,223	18,190	4,696
Impairment of investment securities	-	-	2,660
Provision for asset impairment included in equity in loss of unconsolidated joint ventures	7,824	2,498	14,753
Tax (benefit) expense related to current impairment charges, net of valuation allowance	(1,368)	147	(1,638)
Other non-cash adjustments	940	-	-

EBITDA is defined as earnings (losses) from operations excluding: (1) interest expense; (2) income tax benefit or expenses; (3) depreciation and amortization expense; and (4) gains (loss) on non-operating property.  We believe EBITDA is useful to us and to an investor as a supplemental measure in evaluating our financial performance because it excludes expenses that we believe may not be indicative of our operating performance.  By excluding interest expense, EBITDA measures our financial performance regardless of how we finance our operations and capital structure.  By excluding depreciation and amortization expense, we believe we can more accurately assess the performance of our portfolio.  Because EBITDA is calculated before recurring cash charges such as interest expense and taxes and is not adjusted for capital expenditures or other recurring cash requirements, it does not reflect the amount of capital needed to maintain our properties nor does it reflect trends in interest costs due to changes in interest rates or increases in borrowing.  EBITDA should be considered only as a supplement to net earnings and may be calculated differently by other equity REITs.

We believe EBITDA is an important supplemental non-GAAP measure.  We utilize EBITDA to calculate our interest expense coverage ratio, which equals EBITDA divided by total interest expense.  We believe that using EBITDA, which excludes the effect of non-operating expenses and non-cash charges, all of which are based on historical cost and may be of limited significance in evaluating current performance, facilitates comparison of core operating profitability between periods and between REITs, particularly in light of the use of EBITDA by a seemingly large number of REITs in their reports on Forms 10-Q and 10-K.  We believe that investors should consider EBITDA in conjunction with net income and the other required U.S. GAAP measures of our performance to improve their understanding of our operating results.

	For the year ended December 31, 2011	For the year ended December 31, 2010	For the year ended December 31, 2009

Net income (loss)	$(7,054)	1,524	9,626
Net income attributable to noncontrolling interest	(130)	(306)	(417)
Gain on sale of property	(1,510)	(1,536)	(3,197)
(Gain) loss from change in control of investment property	1,400	(5,018)	-
Income tax (benefit) expense of taxable REIT subsidiary	(632)	719	(513)
Interest expense	41,668	36,293	34,155
Interest expense associated with discontinued operations	-	575	668
Interest expense associated with unconsolidated joint ventures	8,865	9,774	11,477
Depreciation and amortization	50,303	44,188	45,072
Depreciation and amortization associated with discontinued operations	257	832	1,387
Depreciation and amortization associated with unconsolidated joint ventures	14,653	13,642	16,210

EBITDA	$107,820	100,687	114,468

Total Interest Expense	$50,533	46,642	46,300

EBITDA: Interest Expense Coverage Ratio	$2.1 x	2.2 x	2.5 x

Items impacting EBITDA

Gain on extinguishment of debt	-	(1,481)	(8,977)
Provision for asset impairment	8,064	18,190	4,696
Impairment of investment securities	-	-	2,660
Provision for asset impairment included in equity in loss of unconsolidated joint ventures	7,824	2,498	14,753
Other non-cash adjustments	940	-	-

Impact of Recent Accounting Principles

The Financial Accounting Standards Board (“FASB”) issued ASU 2011-05 aimed at increasing the prominence of other comprehensive income in financial statements by requiring comprehensive income to be reported in either a single statement or in two consecutive statements reporting net income and other comprehensive income.  The ASU eliminates the option to report other comprehensive income and its components in the statement of changes in stockholder’s equity.  However, the amendments do not change what items are reported in other comprehensive income or the U.S. GAAP requirement to report reclassification of items from other comprehensive income to net income on the face of the financial statements.  The ASU requires retrospective application.  The guidance will be required to be implemented by us beginning January 1, 2012.  Management does not anticipate that the impact of this pronouncement will have a significant impact on the financial statements as it is aimed at providing additional information and enhancing presentation and disclosure.

Inflation

Certain long term leases contain provisions to mitigate the adverse impact of inflation on our operating results.  Such provisions include clauses entitling us to receive scheduled base rent increases and base rent increases based upon the consumer price index.  In addition, the majority of our leases require tenants to pay operating expenses, including maintenance, real estate taxes, insurance and utilities, thereby reducing our exposure to increases in cost and operating expenses resulting from inflation.

Subsequent Events

Reference is made to Note 17, “Subsequent Events” to the accompanying consolidated financial statements for a discussion of our subsequent event disclosures, which is incorporated into this Item 7. “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”